    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2001



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 1
                                      TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                ---------------

                             SCHULER HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                         99-0351900
   (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

  828 FORT STREET MALL, FOURTH FLOOR
           HONOLULU, HAWAII                                       96813
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

                                ---------------

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (808) 521-5661

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      None

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                Class A Common Stock, $0.001 par value per share
                                (TITLE OF CLASS)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Business.

         The information contained in the Proxy Statement/Prospectus, dated January 31, 2001, of Schuler Homes, Inc. and Schuler Holdings, Inc. (the "Proxy Statement") under the caption "Information About Schuler Homes" is filed herewith as Exhibit 99.1 and incorporated herein by reference. The information contained in the Preliminary Prospectus Subject to Completion included in the Registration Statement on Form S-3 of the registrant as filed with the Securities and Exchange Commission on February 28, 2001 (the "Prospectus") under the caption "Information About Western Pacific" is filed herewith as Exhibit
99.2 and incorporated herein by reference.

Item 2.  Financial Information.

         The information contained in the Proxy Statement under the captions "Selected Historical Financial Data of Schuler Homes" and "Management's Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations of Schuler Homes" is filed herewith as Exhibit 99.1 and incorporated herein by reference. The information contained in the Prospectus under the captions "Selected Historical Combined Financial Data of Western Pacific" and "Management's Discussion and Analysis of Combined Financial Condition and Combined Results of Operations of Western Pacific" is filed herewith as Exhibit 99.2 and incorporated herein by reference. The information contained in Item 1 of the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 of Schuler Homes, Inc. (the "Form 10-Q") under the caption "Consolidated Statements of Operations," Item 2 of
Part I of the Form 10-Q under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 3 of Part I of the Form 10-Q under the caption "Quantitative and Qualitative Disclosures About Market Risk" is filed herewith as Exhibit 99.3 and incorporated herein by reference.

Item 3.  Properties.

         The information contained in the Proxy Statement under the caption "Information About Schuler Homes -- Property" is filed herewith as Exhibit 99.1 and incorporated herein by reference. The information contained in the Prospectus under the caption "Information About Western Pacific -- Property" is filed herewith as Exhibit 99.2 incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

            The following table sets forth certain information regarding the beneficial ownership immediately after the reorganization is completed of our common stock by:

o each person who will beneficially own more than 5.0% of either class of our common stock

o    our directors and executive officers

o    our directors and executive officers, as a group




NAME                                                      CLASS A                         CLASS B                       % VOTING
----                                                       SHARES         % CLASS A        SHARES       % CLASS B       POWER (1)
                                                         ----------       ---------      ----------     ---------       --------
James K. Schuler(2)**.............................       10,433,828          51.8%            -              -            34.5%
James K. Schuler Revocable Living Trust**.........        9,619,763          47.8%            -              -            31.8%
WPH-Schuler LLC(3)................................            -                -         18,753,521        93.1%          31.0%
Apollo Real Estate Investment Fund,
L.P.(3)(4)........................................            -                -         10,036,088        49.8%          16.6%
Highridge Pacific Housing Investors, L.P.(3)(5)(6)            -                -          6,248,215        31.0%          10.3%
Blackacre WPH, LLC(3)(7)..........................            -                -          2,469,218        12.3%           4.1%
Franklin Resources, Inc(8)........................        1,543,000           7.7%            -              -             5.1%
State of Wisconsin Investment Board(9)............        1,540,000           7.6%            -              -             5.1%
Loomis, Sayles & Company, L.P.(10)................        1,359,840           6.8%            -              -             4.5%
Dimensional Fund Advisors Inc.(11)................        1,396,300           6.9%                           -             4.6%
Greenwood Properties Corp. (12)...................            -                -          1,385,421         6.9%           2.3%
Goldman Sachs Asset Management(13)................        1,200,000           6.0%            -              -             4.0%
Eugene Rosenfeld(5)...............................            -                -              -              *              *
Ricardo Koenigsberger(4)..........................            -                -              -              *              *
Lee Neibart(4)....................................            -                -              -              *              *
Arnold Rosenstein.................................            -                -              -              *              *
David Traversi....................................            -                -              -              *              *
Craig Manchester(6)...............................            -                -              -              *              *
Thomas Connelly(14)...............................            -                -              -              *              *
Thomas Bevilacqua(15)** ..........................           25,625            *              -              -              *
Martin Hart(16)**.................................           42,933            *              -              -              *
Pamela Jones(17)**................................          122,043            *              -              -              *
Douglas Tonokawa(18)**............................           43,559            *              -              -              *
All directors and executive officers as a group...       10,667,988          52.5%            -              -            35.1%


*    Less than one percent.

** The address for each of these stockholders or beneficial owners is 828 Fort Street Mall, Fourth Floor, Honolulu, Hawaii 96813.

(1) Represents the percentage of voting power of these stockholders or beneficial owners if our Class A and Class B common stock were to vote as a single class. Holders of our Class A common stock will have one vote per share, and holders of our Class B common stock will have one-half vote per share. However, the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class, must approve mergers, consolidations, a dissolution or liquidation, or a sale of substantially all of our assets and some amendments to our certificate of incorporation. Holders of each class also elect their own directors. If our Class A common stock and Class B common stock were to vote as separate classes, the percentage of voting power of these stockholders or beneficial owners within each class is set forth above under the columns headed "% Class A" and "% Class B."

(2) Includes a total of 814,065 shares held of record by The James and Patricia Schuler Foundation and the James K. Schuler 1998 Qualified Annuity Trust, and 9,619,763 shares held by the James K. Schuler Revocable Living Trust. Mr. Schuler is the sole trustee of the James K. Schuler Revocable Living trust and the James K. Schuler 1998 Qualified Annuity Trust. Mr. Schuler, Ms. Jones and three of Mr.

Schuler's other children not sharing the same household serve as directors of The James and Patricia Schuler Foundation.

(3) WPH-Schuler was formed as a holding company to hold the shares of our Class B common stock to be issued in exchange for the ownership interests in Western Pacific. The principal members of WPH-Schuler are Apollo Real Estate Investment Fund, L.P., Blackacre WPH, LLC and Highridge Pacific Housing Investors, L.P. WPH-Schuler will dissolve no later than two years and two days after the reorganization is completed. The ownership of Class B common stock is calculated as of March 31, 2001, assuming a $9.00 per share price. The table assumes that we will have 20,138,942 shares of Class B common stock outstanding immediately after the reorganization is completed. The actual number of shares of our Class B common stock to be distributed by WPH-Schuler to its owners will depend on the stock price for our Class A common stock in effect at the time of a distribution or sale of the stock, as well as other factors and may vary significantly from that shown in the table above. The members of WPH-Schuler share voting power for the shares of our Class B common stock held by WPH-Schuler. WPH-Schuler's address is 300 Continental Blvd., Suite 390, El Segundo, California 90245.

(4) The managing general partner of Apollo Real Estate Investment Fund, L.P., is Apollo Real Estate Advisors, L.P. The general partner of Apollo Real Estate Advisors is Apollo Real Estate Management, Inc. The principal executive officers and directors of Apollo Real Estate Management include Messrs. Leon D. Black, John J. Hannan and William L. Mack. Mr. Koenigsberger and Mr. Neibart are affiliated with Apollo Real Estate Investment Fund. Mr. Koenigsberger and Mr. Neibart disclaim beneficial ownership of shares in which they do not have a pecuniary interest. Apollo Real Estate Investment Fund's address is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.

(5) The general partner of Highridge Pacific Housing Investors is WP Acquisitions, Inc. John Long and Steven A. Berlinger are the only two stockholders of WP Acquisitions. Three of the limited partners of Highridge Pacific Housing Investors, MJL Associates, L.P., SAB Associates, L.P., and DEM Associates, L.P., share beneficial ownership with WP Acquisitions. Mr. Long beneficially owns MJL Associates. Mr. Berlinger beneficially owns SAB Associates, and Mr. Rosenfeld beneficially owns DEM Associates. Mr. Rosenfeld is one of our directors, and he disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Highridge Pacific Housing Investors' address is 300 Continental Blvd., Suite 390, El Segundo, California 90245.

(6) Mr. Manchester is a limited partner in Highridge Pacific Housing Investors. Mr. Manchester disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Mr. Manchester's address is 300 Continental Blvd., Suite 390, El Segundo, California 90245.

(7) The managing member of Blackacre WPH, LLC is Blackacre Capital Group, L.P. The general partner of Blackacre Capital Group is Blackacre Capital Management Corp. Ultimate voting and dispositive power over the securities held in the name of Blackacre WPH is exercised by Stephen A. Feinberg. Blackacre WPH's address is 450 Park Avenue, 28th Floor, New York, New York 10022.

(8) Represents shares beneficially owned by subsidiaries of Franklin Resources according to an amended Schedule 13G dated February 9, 2001. These subsidiaries advise investment companies and managed accounts which, through contractual arrangements, grant voting and investment power over the securities they hold to the subsidiaries. One of Franklin Resources' subsidiaries, Templeton Investment Counsel, Inc., serves as an investment adviser to Franklin Resources. Charles B. Johnson and Rupert H. Johnson, Jr. each own over 10.0% of the outstanding common stock of Franklin Resources. Franklin Resources, Messrs. Johnson, Templeton Investment Counsel and Franklin Resources' subsidiaries disclaim beneficial ownership of these shares. Franklin Resources' address is 777 Mariners Island Boulevard, San Mateo, California 94404.

(9) Represents shares beneficially owned by The State of Wisconsin Investment Board according to an amended Schedule 13G dated February 9, 2001. The State of Wisconsin Investment Board's address is P.O. Box 7842, Madison, Wisconsin 53707.

(10) Represents shares beneficially owned by Loomis, Sayles & Company according to an amended Schedule 13G dated February 12, 2001. Includes 1,359,840 shares for which Loomis, Sayles & Company shares investment power and 1,173,260 shares for which Loomis, Sayles & Company has sole voting power. Loomis, Sayles & Company's address is One Financial Center, Boston, Massachusetts 02111.

(11) Dimensional Fund Advisors furnishes investment advice to four investment companies and serves as investment manager to other commingled trusts and separate accounts. According to an amended Schedule 13G dated February 2, 2001, these investment companies, trusts and accounts owned all 1,396,300 shares. In its role as investment advisor or manager, Dimensional Fund Advisors has both voting and investment power over all of these shares. Dimensional Fund Advisors disclaims beneficial ownership of these shares. Dimensional Fund Advisors' address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12) Greenwood Properties Corp. is an affiliate of Bankers Trust Company, one of Western Pacific Housing's lenders. Greenwood Properties' address is c/o Bankers Trust Company, 130 Liberty Street, New York, New York 10006.

(13) Represents shares contributed by Mr. Schuler to three exchange funds. According to a Schedule 13G dated September 13, 1999, each fund shares voting and investment power with Goldman Sachs Management Partners, L.P. and Goldman Sachs Asset Management, a separate operating division of Goldman Sachs & Co. Mr. Schuler disclaims beneficial ownership of these shares. Goldman Sachs Asset Management's address is 1 New York Plaza, New York, New York 10004.

(14) Mr. Connelly is a limited partner of Highridge Pacific Housing Investors. He disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Mr. Connelly's address is 300 Continental Blvd., Suite 390, El Segundo, California 90245.

(15) Includes 25,625 shares issuable to Mr. Bevilacqua upon the exercise of stock options.

(16) Includes 42,933 shares issuable to Mr. Hart upon the exercise of stock options.

(17) Includes one share over which Ms. Jones has sole voting and investment power, 36,600 shares over which Ms. Jones shares voting and investment power with her spouse and 85,442 shares issuable to Ms. Jones upon the exercise of stock options. Ms. Jones is Mr. Schuler's daughter.

(18) Includes 31,813 shares issuable to Mr. Tonokawa upon the exercise of stock options.


Item 5.  Directors and Executive Officers.

         The information contained in the Proxy Statement under the captions "Information About Schuler Holdings--Management" and "Information About Schuler Holdings--Directors and Executive Officers" is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 6.  Executive Compensation.

         The information contained in the Proxy Statement under the captions "Information About Schuler Holdings --Management," "Information About Schuler Holdings --Directors Compensation," "Information About Schuler Holdings --2000 Stock Incentive Plan," "Information About Schuler Homes --Management," "Information About Western Pacific --Management" and "Information About Western Pacific --Executive Compensation" is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7.  Certain Relationships and Related Transactions.

         The information contained in the Proxy Statement under the captions "Information About Schuler Holdings --Employment Agreements," "Information About Schuler Holdings --Certain Relationships and Transactions," "Information About Schuler Homes --Certain Relationships and Related Transactions" and "Information About Western Pacific --Certain Relationships and Related Transactions" is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 8.  Legal Proceedings.

         The information contained in the Proxy Statement under the caption "Information About Schuler Homes --Legal Proceedings" is filed herewith as
Exhibit 99.1 and incorporated herein by reference. The information contained in the Prospectus under the caption "Information About Western Pacific --Legal Proceedings" is filed herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

         The information contained in the Proxy Statement under the caption "Summary - Market Prices and Dividends" is filed herewith as Exhibit 99.1 and incorporated herein by reference.

         The common stock of Schuler Homes, Inc. ("Schuler Homes"), our predecessor, has been quoted on the Nasdaq National Market under the symbol "SHLR" since March 20, 1992. The following table shows the high and low sales prices for the Schuler Homes common stock for the periods indicated, as reported by the Nasdaq National Market. These prices do not include retail markups, markdowns or commissions.

                                                          HIGH             LOW
                                                          ----             ---
2001

     January 1, 2001 through March 14, 2001...........  $25.750          $8.063


         As of March 14, 2001, there were approximately 204 holders of record of Schuler Homes' common stock. Schuler Homes estimates that as of March 14, 2001, there were approximately 1,500 beneficial holders of Schuler Homes' common stock.

Item 10. Recent Sales of Unregistered Securities.

         Schuler Holdings was incorporated under the laws of the State of Delaware on October 12, 2000. As part of its initial incorporation, Schuler Holdings issued 100 shares of its Class A Common Stock, par value $0.001 to Schuler Homes and 100 shares of its Class A Common Stock, par value $0.001 to Western Pacific Housing, Inc., in consideration of Schuler Homes' capital consideration of $100.00 and Western Pacific's capital consideration of $100.00. Such issuance was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
Section 4(2) thereof because such issuance did not involve any public offering of securities.

         On November 21, 2000, the board of directors authorized a stock dividend in the amount of 30,000 shares of Class A common stock for each share of Class A common stock outstanding as of such grant date. As a result of the stock dividend, each of Schuler Homes and Western Pacific Housing became the owner of 3,000,100 shares of our Class A common stock. Such dividend did not constitute a sale within the meaning of the Securities Act.

         On November 22, 2000, we granted options to purchase 788,888 shares of our Class A common stock to employees of Schuler Homes and Western Pacific Housing under our 2000 Stock Incentive Plan. Such grant was exempt from registration under the Securities Act pursuant to Rule 701.

Item 11. Description of Registrant's Securities to be Registered.

         The information contained in the Proxy Statement under the caption "Description of Schuler Holdings Capital Stock" is filed herewith as Exhibit
99.1 and incorporated herein by reference.

         Our board of directors currently consists of two members. Upon the consummation of the reorganization, or immediately thereafter, our board of directors will consist of nine members. Our certificate of incorporation provides that so long as at least 14 million shares of Class B common stock are issued and outstanding, the holders of Class A common stock, voting as a separate class, will have the right to elect five directors, and the holders of Class B common stock, voting as a separate class, will have the right to elect four directors. If there are less than 14 million shares of Class B common stock issued and outstanding, the holders of Class A common stock, voting as a separate class, will have the right to elect six directors, and the holders of Class B common stock, voting as a separate class, will have the right to elect three directors. If there is only one class of common stock for which there are shares issued and outstanding, the holders of that class of common stock will have the right to elect the entire board of directors.

         Our stockholders are entitled to one vote for each share of Class A common stock held of record by that stockholder and to one-half vote for each share of stock of Class B common stock held of record by that stockholder. In most matters other than the election of directors, the holders of a majority of the stock present or represented at a meeting at which a quorum is present and entitled to vote on the subject matter, may approve any subject matter properly before stockholders. Our certificate of incorporation provides that approval by at least two-thirds of the shares of the Class A common stock and at least two-thirds of the shares of the Class B common stock, each voting separately as a single class, is necessary to approve specific types of business transactions with a person, corporation or other entity who is or was the beneficial owner of 10.0% or more of the outstanding shares of our voting stock. If there are no shares of Class B common stock issued and outstanding, the affirmative vote of the holders of a majority of the combined voting power of all of the shares of our stock entitled to vote in the election of directors, voting together as a single class, may approve the business transaction. However, if the transaction is approved by at least two-thirds of the entire board of directors, the foregoing approval requirements may be reduced to the level otherwise authorized by law or by the certificate of incorporation. In addition, the certificate of incorporation provides that the affirmative vote of the majority of the shares of the Class A common stock and the majority of the shares of the Class B common stock, each voting separately as a single class, is required to approve extraordinary transactions, such as a merger, a sale of substantially all of our assets, the liquidation of the company or certain reclassifications of securities. Our certificate of incorporation also provides that as long as there are any outstanding shares of Class B common stock, the affirmative vote of at least two-thirds of the shares of the Class A common stock and at least two-thirds of the shares of the Class B common stock, each voting separately as a single class, is required to alter, amend or repeal any provision of the certificate of incorporation which currently provides that approval of a matter requires the affirmative vote of at least two-thirds of the shares of the Class A common stock and at least two-thirds of the shares of the Class B common stock, each voting separately as a single class.

         Our certificate of incorporation provides that as long as there are any shares of Class B common stock outstanding, any director elected by the vote of the Class B common stock may only be removed upon the affirmative vote of two-thirds of all of the shares of Class B common stock entitled to vote in the election of directors, voting as a separate class, and any director elected by the vote of the Class A common stock may only be removed upon the affirmative vote of two-thirds of all of the shares of Class A common stock entitled to vote in the election of directors, voting as a separate class. If no shares of Class B common stock are outstanding, then any director or the entire board of directors may be removed upon the affirmative vote of a majority of all of the shares entitled to vote in the election of directors, voting as a single class.

         Our certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of the stockholders.

         Our bylaws provide that vacancies on the board may be filled by a majority of the directors then in office, even if less than a quorum, and the directors so elected shall hold office for the unexpired term in respect of which the vacancy occurred or until the next annual election of directors. In addition, the certificate of incorporation provides that as long as there are any shares of Class B common stock outstanding, vacancies on the board that were filled by a director elected exclusively by the holders of Class B common stock may only be filled by a vote of the holders of the Class B common stock, voting as a separate class, or by the majority vote of the directors then in office that were elected by the holders of the Class B common stock, even if less than a quorum. Similarly, vacancies on the board that were filled by a director elected exclusively by the holders of Class A common stock may only be filled by a vote of the holders of Class A common stock, voting as a separate class, or by the majority vote of the directors then in office that were elected by the holders of the Class A common stock, even if less than a quorum.

         Our stockholders may alter or amend the bylaws by the affirmative vote of the stockholders holding of record in the aggregate at least two-thirds of the outstanding shares of stock entitled to vote in the election of directors at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of the proposed alteration or amendment is included in the notice of the special meeting. In addition, the certificate of incorporation provides that so long as any shares of Class B common stock remain outstanding, the bylaws may only be altered, amended, or repealed by the affirmative vote of at least two-thirds of the outstanding shares of Class A common stock voting as a separate class and at least two-thirds of the outstanding Class B common stock voting as a separate class. If no shares of Class B common stock are issued and outstanding, the bylaws may be altered, amended or repealed by the affirmative vote of a majority of all of the shares issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class. The bylaws may be altered, amended or repealed by the affirmative vote of a majority of the board of directors present at any regular or special meeting of the board at which a quorum is present, except that the provisions of the bylaws fixing the number of directors may only be altered, amended or repealed by a vote of at least two-thirds of the entire board of directors.

Item 12.    Indemnification of Directors and Officers.

         Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         Article 5 of our bylaws provides in pertinent part that:

         "ACTIONS, SUITS OR PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was or has agreed to become a Director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a Director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a Director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         INDEMNIFICATION OF EMPLOYEES AND OTHER AGENTS. The Board of Directors in its discretion shall have the power on behalf of the corporation, subject to applicable law, and upon such terms and subject to such conditions as the Board of Directors shall determine, to indemnify any person made a party to any action, suit or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was an employee or other agent of the corporation and to advance costs, charges and expenses (including attorney's fees) incurred by such person in defending any such action, suit, or proceeding."

         Article Eleventh of our Certificate of Incorporation provides that a director of ours shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derived an improper personal benefit.

Item 13. Financial Statements and Supplementary Data.

         The information contained on pages F-10 through F-39 of the Proxy Statement is filed herewith as Exhibit 99.1 and incorporated herein by reference. The information contained in the Prospectus under the captions "Unaudited Pro Forma Condensed Financial Data" and "Selected Historical Combined Financial Data of Western Pacific" and on pages F-7 through F-15 is filed herewith as Exhibit 99.2 and incorporated herein by reference. The information contained in Item 1 of Part I of the Form 10-Q under the caption "Financial Statements" is filed herewith as Exhibit 99.3 and incorporated herein by reference.

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Matters.

         None.


Item 15. Financial Statements and Exhibits.

(a)(1)   LIST OF FINANCIAL STATEMENTS.

SCHULER HOMES, INC.

Report of Independent Auditors

Consolidated Balance Sheets as of December 31, 1999 and 1998

Consolidated Statements of Operations for the years ended December 31, 1999, 1998 and 1997

Consolidated Statements of Stockholders' Equity

Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997

Notes to Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2000 (unaudited) and December 31, 1999

Consolidated Statements of Operations (unaudited) for the three and nine months ended December 31, 2000 and December 31, 1999

Consolidated Statements of Cash Flows (unaudited) for the nine months ended December 31, 2000 and December 31, 1999

Notes to Unaudited Interim Consolidated Financial Statements

WESTERN PACIFIC HOUSING

Report of Independent Auditors

Combined Balance Sheets as of March 31, 2000 and 1999

Combined Statements of Income for the years ended March 31, 2000, 1999 and 1998

Combined Statements of Partners' Capital for the years ended March 31, 2000, 1999 and 1998

Combined Statements of Cash Flows for the years ended March 31, 2000, 1999 and 1998

Notes to Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2000

Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2000


(a)(2)   LIST OF FINANCIAL STATEMENT SCHEDULES.

None.

(b) EXHIBITS. The following exhibits are filed herewith or incorporated by reference:

EXHIBIT
NO.              DESCRIPTION
-------          -----------
2.1              Agreement and Plan of Reorganization, as amended (incorporated by reference to Appendix A in the Registrant's Registration
                 Statement on Form S-4 No. 333-48872).

2.2 Form of Agreement and Plan of Merger (incorporated by reference to Appendix B in the Registrant's Registration Statement on Form S-4 No. 333-48872).

3.1              Certificate of Incorporation of Schuler Holdings, Inc.
                 (incorporated by reference to Exhibit

                 3.1 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

3.2              Bylaws of Schuler Holdings, Inc. (incorporated by reference to
                 Exhibit 3.2 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

4.1              Form of Stockholders Agreement (incorporated by reference to
                 Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

4.2 Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

4.3 Indenture dated as of January 1993, by and between Schuler Homes, Inc. and Pacific Century Trust, as successor trustee to Bishop Trust Company, Limited (incorporated by reference to
                 Exhibit 4.3 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

10.1 Form of Employment Agreement by and between Schuler Holdings, Inc. and James K. Schuler (incorporated by reference to Exhibit
                 10.1 of the Registrant's Registration Statement on Form S-4
                 No. 333-48872).

10.2 Employment Agreement by and between Western Pacific Housing Development, L.P. and Craig Manchester (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

10.3 Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

10.4             Form of Indemnification Agreement (incorporated by reference to
                 Exhibit 10.4 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

15.1             Acknowledgement of Ernst & Young LLP

23.1             Consent of Ernst & Young LLP

23.2             Consent of Ernst & Young LLP

99.1*            Pages 13, 58 through 70, 79 through 83, 86 through 101, 103,
                 111 through 114 and F-10 through F-39 of the Proxy Statement/Prospectus of Schuler Homes, Inc. and the Registrant, dated January 31, 2001, included in Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, as declared effective by the SEC on January 31, 2001.

99.2* Pages 10 through 30 and F-7 through F-15 of the Registration Statement on Form S-3 of the Registrant, as filed with the SEC on January 28, 2001.

99.3* Pages 3 through 23 of the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 of Schuler Homes,
                 Inc. as filed with the SEC on February 14, 2001.

----------------------------
* Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   SCHULER HOLDINGS, INC.



Date March 22, 2001                By /s/ James K. Schuler
                                      -----------------------------------------
                                            Name:    James K. Schuler
                                            Title:   Co-Chairman of the Board
                                                     of Directors, President and
                                                     Chief Executive Officer

                                  EXHIBIT INDEX

EXHIBIT

NO.              DESCRIPTION

2.1 Agreement and Plan of Reorganization, as amended ( incorporated by reference to Appendix A in the Registrant's Registration Statement on Form S-4 No. 333-48872).

2.2 Form of Agreement and Plan of Merger (incorporated by reference to Appendix B in the Registrant's Registration Statement on Form S-4 No. 333-48872).

3.1              Certificate of Incorporation of Schuler Holdings, Inc.
                 (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

3.2              Bylaws of Schuler Holdings, Inc. (incorporated by reference to
                 Exhibit 3.2 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

4.1              Form of Stockholders Agreement (incorporated by reference to
                 Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

4.2 Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

4.3 Indenture dated as of January 1993, by and between Schuler Homes, Inc. and Pacific Century Trust, as successor trustee to Bishop Trust Company, Limited (incorporated by reference to
                 Exhibit 4.3 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

10.1 Form of Employment Agreement by and between Schuler Holdings, Inc. and James K. Schuler (incorporated by reference to Exhibit
                 10.1 of the Registrant's Registration Statement on Form S-4
                 No. 333-48872).

10.2 Employment Agreement by and between Western Pacific Housing Development, L.P. and Craig Manchester (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

10.3 Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

10.4             Form of Indemnification Agreement (incorporated by reference to
                 Exhibit 10.4 of the Registrant's Registration Statement on Form S-4 No. 333-48872).

15.1             Acknowledgement of Ernst & Young LLP

23.1             Consent of Ernst & Young LLP

23.2             Consent of Ernst & Young LLP

99.1*            Pages 13, 58 through 70, 79 through 83, 86 through 101, 103,
                 111 through 114 and F-10 through F-39 of the Proxy Statement/Prospectus of Schuler Homes, Inc. and the Registrant, dated January 31, 2001, included in Amendment No. 4 to the Registration Statement on Form S-4 of the Registrant, as declared effective by the SEC on January 31, 2001.

99.2* Pages 10 through 30 and F-7 through F-15 of the Registration Statement on Form S-3 of the

                 Registrant, as filed with the SEC on January 28, 2001.

99.3* Pages 3 through 23 of the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 of Schuler Homes,
                 Inc. as filed with the SEC on February 14, 2001.

--------------------------
* Previously filed.
                                       15